Exhibit 99.1

SeaWorld Entertainment, Inc. Appoints Marc G. Swanson as Interim CFO

– Succeeds James M. Heaney, Who Departs for Position Outside the Industry –

ORLANDO, Fla. May 26, 2015 – SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced the appointment of Marc G. Swanson as interim Chief Financial Officer, effective June 1, 2015. He succeeds James M. Heaney, who has informed the Company that he has accepted a senior position with another company and is returning to the cruise industry. Mr. Heaney has agreed to remain with the Company until June 19, 2015 to help assure a seamless transition.

“During his time at SeaWorld Entertainment, Jim contributed significantly in solidifying our finance capabilities and building a great finance team,” said Joel Manby, President and Chief Executive Officer of SeaWorld Entertainment, Inc. “We understand his desire to accept what he views as an extraordinary professional opportunity to return to his former industry and we wish him well.”

“Marc has served as our Chief Accounting Officer for several years now and has established his own role as a leader of our talented and capable team,” continued Manby. “He is a highly experienced finance professional who knows our Company well and whose interim leadership assures continuity and stability across all of our finance functions.”

Mr. Swanson, who has served as the Company’s Chief Accounting Officer since 2012, will continue to serve in such capacity and will now also oversee the Company’s financial operations until a new Chief Financial Officer is in place. The Company has initiated a search and has hired a leading executive search firm to assist in those efforts.

Previously, Mr. Swanson served as Vice President Performance Management and Corporate Controller of SeaWorld Parks & Entertainment from 2011 to 2012, the Corporate Controller of Busch Entertainment Corporation from 2008 to 2011 and the Vice President of Finance of Sesame Place from 2004 to 2008. He is a member of the board of directors of the SeaWorld & Busch Gardens Conservation Fund and the board of trustees of the Orlando Science Center. Mr. Swanson is a Certified Public Accountant and holds a bachelor’s degree in accounting from Purdue University and a master’s degree in business administration from DePaul University.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld®, Shamu® and Busch Gardens®. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of approximately 89,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

SeaWorld Entertainment, Inc. is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld rescue team has helped more than 25,000 animals in need over the last 50 years.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

Investors@SeaWorld.com

Media Inquiries:

Aimée Jeansonne Becka

Corporate Communications Director

Aimee.Jeansonne-Becka@SeaWorld.com